[EXECUTION COPY]

LORAL SPACE & COMMUNICATIONS INC.

- and -

BARRETT XPLORE INC.

SATELLITE CAPACITY AND
GATEWAY SERVICE AGREEMENT

Dated as of December 31, 2009

CONFIDENTIAL

All information contained in or disclosed by this document is confidential and proprietary to Loral Space & Communications Inc. and Barrett Xplore Inc. By accepting this material the recipient agrees that this material and the information contained therein will be held in confidence and will not be reproduced in whole or in part except for purposes of this Agreement. It is understood that no right is conveyed to reproduce or have reproduced any item herein contained without express written permission from Loral Space & Communications Inc. or Barrett Xplore Inc., as the case may be.

Satellite Capacity and Gateway Service Agreement

SATELLITE CAPACITY AND
GATEWAY SERVICE AGREEMENT

This Satellite Capacity and Gateway Service Agreement is effective as of December 31, 2009, between LORAL SPACE & COMMUNICATIONS INC. (“LORAL”), a corporation created and existing under the laws of the State of Delaware, and BARRETT XPLORE INC. (“BARRETT”), a corporation created and existing under the laws of the Province of New Brunswick.

WHEREAS Space Systems/Loral, Inc. (“SS/L”), an indirect, wholly-owned subsidiary of LORAL, and ViaSat, Inc. (“ViaSat”) entered into a contract dated as of January 7, 2008 (the “Satellite Contract”) for the construction, testing and purchase of ViaSat-1 (as defined below);

AND WHEREAS on January 11, 2008, ViaSat and LORAL entered into a beam sharing agreement for ViaSat-1 (the “Beam Sharing Agreement”) pursuant to which, among other things, LORAL agreed to pay a portion of the total purchase price under the Satellite Contract directly to SS/L in exchange for ownership of the Canadian Payload (as defined below) and for other consideration as set forth in the Beam Sharing Agreement;

AND WHEREAS BARRETT has agreed to subscribe for, and LORAL has agreed to furnish, satellite capacity on the Canadian Payload and related Gateway Service (as defined below) at the rates and on the other terms and conditions contained in this Agreement;

NOW THEREFORE, in consideration of the mutual agreements contained in this Agreement and other good and valuable consideration (the receipt and adequacy of which are hereby acknowledged), the Parties agree as follows:

ARTICLE 1.0 – DEFINITIONS

1.1	As used in this Agreement and the recitals hereto, the following terms shall have the following meanings:

“Adjusted Annual Amount” has the meaning ascribed in Section 4.3(b).

Adjusted Throughput” has the meaning ascribed in Section 4.1.

“Affiliate” means with respect to any Person, any other Person (i) directly or indirectly controlling (including all directors, officers, members and partners of such Person), controlled by, or under direct or indirect common control with, such Person, or (ii) that directly or indirectly owns more than 50% of the voting or equity securities of such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities or voting interests, by contract or otherwise. For greater certainty, Barrett Broadband Networks Inc. shall be an Affiliate of BARRETT for the purpose of this Agreement.

“Agreement” means this Satellite Capacity and Gateway Service Agreement and all schedules, appendices and instruments in amendment or confirmation of it.

“Announcement Date” has the meaning ascribed in Section 3.3.

“Authorized Maintenance” has the meaning ascribed in Section 4.8.

“BARRETT” means Barrett Xplore Inc., a corporation incorporated and existing under the laws of the Province of New Brunswick, and its successors and permitted assigns.

“Barrett Capacity” means the capacity on the Satellite subscribed for by BARRETT and furnished by LORAL from time to time as more particularly described in Section A of Schedule 2.

“Barrett Cost Recovery Months” has the meaning ascribed in Section 4.1(b).

“Barrett Cost Recovery Period” has the meaning ascribed in Section 4.1(b).

“Barrett Gateway Equipment” means all equipment procured, purchased, obtained or owned by BARRETT situated in or related to the Gateways, including SMTS, servers, network security software/hardware, broadband networking equipment and NOC equipment. For greater certainty, Barrett Gateway Equipment does not include the RF Equipment purchased, obtained or owned by LORAL.

“Barrett Gateway Equipment Insurance” shall have the meaning ascribed in Section 2.5.

“Baseline Throughput” has the meaning ascribed in Section 4.1.

“Beam” means a geographical coverage area for which there are Ka-band transmit and receive capabilities from the Satellite.

“Beam Sharing Agreement” has the meaning ascribed in the recitals to this Agreement.

“Business Days” means Monday to Friday, excluding statutory holidays in either the State of New York or the Province of Ontario.

“Canadian Broadband Initiative” has the meaning ascribed in Section 3.3.

“Canadian Capacity Offer” has the meaning ascribed in Section 4.5.

“Canadian Landing Rights” has the meaning ascribed in Section 7.2.

“Canadian Payload” means all the capacity, owned by LORAL, on ViaSat-1 that is provided by the nine (9) forward link channels and the (9) return link channels that map to User Beams and Gateway Beams that are centered on locations within Canada and employ the spectrum that is the aggregate of the Ka-Band spectrum, the LMCS Spectrum and the NGSO Spectrum, as more particularly described in Schedule 2.

“Claim Event” has the meaning ascribed in Section 2.5.

“Confirmed Outage” has the meaning ascribed in Section 4.6.

“Customer Racks” has the meaning ascribed in Section B.1.2 of Schedule 2.

“Days” means calendar days.

“Down Payments” has the meaning ascribed in Section 4.2.

“Financial Statements” means financial statements, including the balance sheets, income statements, statements of changes in financial position, together in the case of year-end financial statements with the notes to such financial statements, all prepared in accordance with Canadian, U.S. or international, as applicable, generally accepted accounting principles (“GAAP”), consistently applied.

“Force Majeure” means any of the following: (i) acts of God, meteors, fire, flood, sun outages, severe weather that exceeds the design specifications for a satellite and related equipment or other similar catastrophes; (ii) other circumstances in the space environment over which neither LORAL nor BARRETT has control; and (iii) any Laws of any Governmental Entity, national emergencies, insurrections, riots, embargoes or wars, or strikes, lockouts, work stoppages or other labour difficulties over which neither LORAL nor BARRETT has control.

“Foreign Person or Entity” has the meaning ascribed in Section 8.3.

“Fundamental Failure” has the meaning ascribed in Section 2.4.

“Gateways” means the Gateway Infrastructure at four (4) locations (Fort McMurray, Alberta; Winnipeg, Manitoba; Saskatoon, Saskatchewan; and St. John’s, Newfoundland) used to access the Canadian Payload, and “Gateway” means any one of the four (4) Gateways.

“Gateway Beam” means a Beam that covers the connectivity of a Gateway to the Satellite.

“Gateway Service” means the provision of the Gateway Infrastructure and the RF Service as more fully described in Section B of Schedule 2.

“Gateway Infrastructure” means the physical infrastructure located at each Gateway site as more fully described in Section B.1 of Schedule 2, including the land, buildings, facilities, security fences and other security protection and power supply. For the greater certainty, Gateway Infrastructure shall not include the Barrett Gateway Equipment or Terminals.

“Governmental Entity” means any (i) multinational, federal, provincial, state, municipal, local or other government, court, commission, board, bureau, agency or similar entity, domestic or foreign, or (ii) any subdivision, agent, commission, board, or authority of any of the foregoing; in each case in the proper exercise of its governmental authority.

“GSAs” has the meaning ascribed in Section 3.3.

“ITAR” has the meaning ascribed in Section 8.3.

“ITMPs” has the meaning ascribed in Section 3.6.

“Ka-band” means, for purposes of this Agreement, radio frequencies from 18.3 GHz to 18.8 GHz, 19.7 GHz to 20.2 GHz, 28.35 GHz to 28.6 GHz, and 29.5 GHz to 30.0 GHz.

“Laws” means all valid, duly enacted or promulgated statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies having the force of law or any provisions of the foregoing, binding on the Person referred to in the context in which such word is used; and “Law” means any one of the foregoing.

“LMCS Spectrum” means, for purposes of this Agreement, radio frequencies from 28.1 GHz to 28.35 GHz.

“LORAL” means Loral Space & Communications Inc., a corporation incorporated and existing under the laws of the State of Delaware, and its successors and permitted assigns.

“Loral Capacity” has the meaning ascribed in Section 2.3.

“Maintenance Windows” has the meaning ascribed in Section 4.8.

“Material Change” has the meaning ascribed in Section 2.1.

“Minimum Performance Specifications” has the meaning ascribed in Schedule 4.

“Month” means a calendar month.

“Monthly Amount” has the meaning ascribed in Section 4.1.

“NGSO Spectrum” means, for purposes of this Agreement, radio frequencies from 18.8 GHz to 19.3 GHz and 28.6 GHz to 29.1 GHz.

“Non-Accepted Canadian Capacity Offer” has the meaning ascribed in Section 4.5.

“Operating Term” has the meaning ascribed in Section 3.4.

“Operating Year” has the meaning ascribed in Section 3.4.

“Orbital Position” means the geostationary 115.0°W orbital position.

“Other Canadian Capacity” has the meaning ascribed in Section 4.5.

“Other Capacity” has the meaning ascribed in Section 2.3.

“Outage Credit” has the meaning ascribed in Section 4.6.

“Outage Credit Claim Period” has the meaning ascribed in Section 4.9.

“Parties” means LORAL, BARRETT and any other Person who may become party to this Agreement, and “Party” means any one of them.

“Payment Account” means the account of LORAL designated by notice in writing from time to time by LORAL to BARRETT.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity.

“Prepayment Amount” has the meaning ascribed in Section 4.3(b).

“Prepayment Date” has the meaning ascribed in Section 4.3(b).

“Prepayment Notice” has the meaning ascribed in Section 4.3(b).

“Prepayment Percentage” has the meaning ascribed in Section 4.3(b).

“Prepayment Premium” has the meaning ascribed in Section 4.3(b).

“Remaining NPV Amount” has the meaning ascribed in Section 4.3(b).

“Restrictive Period” has the meaning ascribed in Section 4.5.

“RF Equipment” means any equipment in the data path between (x) the L band interfaces of the SMTS (but not including such interfaces) and (y) the Ka-band antenna at the Gateway that is involved in the transmitting and receiving of RF signals to and from the Satellite (including such antenna).

“RF Service” means the operating services described in Section B.2 of Schedule 2.

“Satellite” means ViaSat-1.

“Satellite Capacity Failure” has the meaning ascribed in Section 4.10.

“Satellite Contract” has the meaning ascribed in the recitals to this Agreement.

“Service” means the Barrett Capacity and the Gateway Service.

“Service Commencement Date” means the date on which (i) ViaSat-1 has been delivered to the Orbital Position, (ii) in-orbit testing on ViaSat-1 has been completed and ViaSat-1 has been accepted by ViaSat and LORAL under the Satellite Contract and Beam Sharing Agreement, (iii) the licences referred to in Section 7.1 and 7.2 have been obtained, and (iv) the Canadian Payload is operational, functioning and providing at least seventy-five percent (75%) of the Minimum Performance Specifications set forth in Schedule 4 and is capable and ready to commence commercial operations.

“SS/L” has the meaning ascribed in the recitals to this Agreement.

“Standard Terms and Conditions” means the standard terms and conditions set forth in Schedule 1.

“Successor Canadian Capacity” has the meaning ascribed in Section 4.5.

“Supplemental Capacity” has the meaning ascribed in Section 3.7.

“Supplemental Throughput” has the meaning ascribed in Section 3.8.

“Supplemental Throughput Monthly Amount” has the meaning ascribed in Section 4.1(b).

“System” means the Canadian Payload together with the Gateway Infrastructure and the RF Equipment located at the Gateways established, operated and maintained to furnish the Service.

“Term” has the meaning ascribed in Section 3.4.

“Terminal” means a satellite modem, antenna, transceiver, feed assembly, inter facility link and related hardware and software provided by BARRETT to Users in order to receive and transmit on Ka-band, LMSC or NGSO frequencies to and from the Satellite.

“Total Capacity” means the total capacity of the Canadian Payload as more particularly described in Section A of Schedule 2.

“U.S. Export Laws” has the meaning ascribed in Section 8.3.

“User” means any user and/or reseller of the two-way broadband access services offered by BARRETT using the Service under this Agreement, including a subscriber or customer of BARRETT or of BARRETT’s resellers, but excludes LORAL to the extent LORAL is a user or reseller pursuant to an agreement contemplated by Section 3.6.

“User Beam” means a Beam that covers the connectivity of a User’s Terminal to the Satellite.

“User Beam Capacity Failure” has the meaning ascribed in Section 4.10.

“ViaSat” has the meaning ascribed in the recitals to this Agreement.

“ViaSat-1” means the fixed service satellite known as ViaSat-1, an SS/L 1300 based spacecraft currently under construction pursuant to the Satellite Contract, to be operated in the Orbital Position, having the functionality more fully described in Schedule 2 and the specifications more fully described in Schedule 4.

1.2	Interpretation. In this Agreement, “herein”, “hereof”, “hereunder”, “hereto” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion thereof unless there is something in the subject matter or context inconsistent therewith. “Article” or “Section” of this Agreement followed by a number means and refers to the specified Article or Section of this Agreement. In this Agreement, “including” means “including without limiting the generality of the foregoing”. Any reference in this Agreement to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa. If there is any conflict or inconsistency between the terms of this Agreement and the schedules attached hereto, the order of precedence shall be: (1) Limitations of Liability (Schedule 1, Section F), (2) the terms of this Agreement, and (3) the schedules (except Limitations of Liability — Schedule 1, Section F). In the event of any conflict or inconsistency between the schedules attached hereto, a specific statement shall prevail over a general statement, including specific statements regarding a Force Majeure (Schedule 1, Section D).

1.3	Entire Agreement. This Agreement, including all schedules attached hereto, and the agreements referred to herein or delivered pursuant hereto, supersede all prior agreements, term sheets, letters of intent, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. There are no representations, warranties, conditions or other agreements, express or implied, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement and the agreements referred to herein or delivered pursuant hereto.

1.4	Amendments. This Agreement may only be amended, modified or supplemented by a written agreement signed by each of the Parties.

1.5	Incorporation of Schedules. The schedules attached hereto shall for all purposes hereof form an integral part of this Agreement.

1.6	Currency. Unless otherwise set forth, all dollar amounts referred to in this Agreement are expressed in the currency of Canada.

ARTICLE 2.0 – SATELLITE

2.1	ViaSat-1. SS/L has entered into the Satellite Contract, providing for the design, manufacture and delivery of ViaSat-1. Schedule 2 contains an overview of the Satellite functionality and Schedule 4 contains the Satellite specifications, as specified in the Satellite Contract as of the date of this Agreement. BARRETT acknowledges and agrees that LORAL reserves the right to modify such design, grant waivers under the Satellite Contract or amend the Beam Sharing Agreement, provided, however, such modifications, waivers or amendments do not have an adverse material affect on the ability of the Barrett Capacity to achieve the Minimum Performance Specifications (a “Material Change”). LORAL shall consult with BARRETT in determining any changes or modifications to the positioning or characteristics of the Canadian Payload, and consider comments from BARRETT in good faith.

On a monthly basis, LORAL shall, subject to Section 8.3, provide BARRETT with a progress briefing on ViaSat-1, and consider comments from BARRETT in good faith.  In the event there are delays, performance issues, regulatory issues or contractual issues that are expected to result in a Material Change, LORAL will, on a timely basis, provide information in respect thereof to BARRETT, seek input from BARRETT and will work with BARRETT in designing mitigation strategies.  Without limiting the generality of the foregoing, LORAL will consider in good faith any input from BARRETT on Material Changes that primarily affect the Barrett Capacity and will follow such input to the extent it is commercially reasonable for LORAL to do so.

BARRETT understands and agrees and LORAL represents and warrants that LORAL will be, at the intentional ignition of the launch of ViaSat-1, the owner and, either directly or through third parties, the operator of the Canadian Payload. Except for spillover capacity used by ViaSat, the only User Beams on ViaSat-1 operating in Canada will be the Canadian Payload.

2.2	Delivery and Launch of ViaSat-1. As of the date of this Agreement, the contracted delivery date for ViaSat-1 under the Satellite Contract is January 7, 2011, and the projected Service Commencement Date is June 30, 2011. ViaSat has entered into a launch services agreement with International Launch Services Inc. for services related to the launch of ViaSat-1. LORAL will use commercially reasonable efforts to cause ViaSat-1 to be delivered, launched and meet the projected Service Commencement Date on the dates described in this Agreement, subject to Force Majeure and other reasonable delays. LORAL will keep BARRETT informed on a timely basis regarding any changes to the projected dates for the delivery and launch, and the projected Service Commencement Date, of ViaSat-1. LORAL agrees that the Barrett Capacity shall be subject to the same or substantially similar acceptance tests and acceptance standards as all other parts of ViaSat-1, it being understood that many such tests would be conducted on ViaSat-1 as a whole, without distinguishing the Barrett Capacity from any other portion of ViaSat-1.

2.3	Continuing Service. To the extent practicable and subject to the Beam Sharing Agreement, LORAL shall use reasonable commercial efforts to cause ViaSat-1 resources to be managed in a manner that maintains the full capabilities of the Barrett Capacity and all other capacity on ViaSat-1 (the “Other Capacity”) for the operational life of ViaSat-1. The Beam Sharing Agreement provides that, subject to the terms set forth therein, ViaSat shall provide for those satellite resources and functions used for the operation of both ViaSat’s payload and the Canadian Payload in a fair and evenhanded manner, having due regard to the interests of Loral and ViaSat, to permit the Canadian Payload to be operated on the Satellite in accordance with the payload technical specifications for the Canadian Payload as provided in the Satellite Contract from time to time. If ViaSat-1 becomes incapable of providing the full capabilities of the Barrett Capacity and the Other Capacity, then, LORAL shall use reasonable commercial efforts to cause the ViaSat-1 resources to be allocated, subject to the Beam Sharing Agreement, in a manner that protects the overall health and safety of ViaSat-1, while maintaining, to the extent practicable, a proportionate impact on the Barrett Capacity and the Other Capacity, in accordance with the respective proportionate shares of the full capacity of ViaSat-1. Subject to the Beam Sharing Agreement, spare components on ViaSat-1 shall be treated as a shared pool of spares, to be allocated to the Barrett Capacity and the Other Capacity in proportion to their respective proportionate shares as nearly as reasonably and operationally feasible. ViaSat-1 is designed to have at least one spare component for each type of active component of ViaSat-1. In the event of a failure in any Beam in the Canadian Payload that compromises the Barrett Capacity’s ability to meet the Minimum Performance Specifications, LORAL will, subject to the Beam Sharing Agreement, use commercially reasonable efforts to restore the Barrett Capacity using spare components on ViaSat-1, if available. LORAL and BARRETT acknowledge that, if the Barrett Capacity is less than the Total Capacity, and such failure also affects the portion of the Total Capacity that is not the Barrett Capacity (the “Loral Capacity”), LORAL will, subject to the Beam Sharing Agreement, use commercially reasonable efforts to restore the affected Barrett Capacity pro rata with the affected Loral Capacity. BARRETT’s sole remedies for any preemption or interruption of its use of the Barrett Capacity shall be recovery of an Outage Credit (if applicable) or the right to exercise termination remedies (if applicable), each as provided in the Agreement.

2.4	Fundamental Failure. Each of the following events shall be a “Fundamental Failure”:

(a)	Destruction of ViaSat-1: ViaSat-1 is destroyed prior to or during launch, or fails to reach the Orbital Position;

(b)	Cancellation of ViaSat-1: the Satellite Contract or the Beam Sharing Agreement is cancelled or terminated;

(c)	No Canadian Payload: the Canadian Payload is destroyed, removed or substantially damaged prior to or during launch;

(d)	Excessive Delay: the Service Commencement Date has not occurred by the earlier of: (i) one year from the launch of ViaSat-1, and (ii) December 31, 2012; or

(e)	System Failure: the System is not able to achieve at least seventy-five percent (75%) of the Barrett Capacity for one continuous 24-hour period after the completion of in-orbit testing. For greater certainty, once the System has achieved seventy-five percent (75%) of the Barrett Capacity for one continuous 24-hour period after the completion of in-orbit testing, any future failure after the Service Commencement Date of or degradation in the System resulting in achievement of capacity below seventy-five percent (75%) of the Barrett Capacity shall not be considered a Fundamental Failure.

In the event of a Fundamental Failure, BARRETT’s sole and exclusive remedy, shall be, on written notice from BARRETT to LORAL of such Fundamental Failure: (i) to have LORAL refund to BARRETT within 30 Days of such notice an amount equal to all amounts paid by BARRETT under this Agreement (including all applicable taxes paid by BARRETT to LORAL) from the date of this Agreement to the date of notice, and (ii) to terminate this Agreement on the date specified in the notice. Upon such written notice, LORAL shall pay to BARRETT within 30 Days all amounts paid by BARRETT under this Agreement (including all applicable taxes paid by BARRETT to LORAL) from the date of this Agreement to the date of notice.

2.5	Insurance for Barrett Gateway Equipment. LORAL shall, in connection with its obtaining launch insurance for the Canadian Payload, use commercially reasonable efforts to obtain additional insurance coverage for LORAL’s costs of its Gateway Infrastructure and its installation and BARRETT’s costs of the Barrett Gateway Equipment and its installation (the “Barrett Gateway Equipment Insurance”). LORAL shall obtain a quote for the Barrett Gateway Equipment Insurance on standard commercial terms applicable to “top-hat” launch insurance policies and in a coverage amount of not less than US $15 million. If coverage in such amount is not available, LORAL shall use commercially reasonable efforts to obtain a quote for the maximum amount of coverage available. If the maximum amount of insurance coverage available is not sufficient to cover the costs of LORAL’s Gateway Infrastructure and the costs of Barrett’s Gateway Equipment, the available insurance shall be allocated proportionately between LORAL and BARRETT based on the maximum amount each Party wishes to insure (up to the costs of its equipment). If BARRETT elects to obtain such coverage, BARRETT shall pay the full cost of any premiums associated with the Barrett Gateway Equipment Insurance. In the event of damage or destruction to, or the failure of, the Canadian Payload upon launch (or within one year after launch if such post-launch coverage was included in the launch insurance) (a “Claim Event”), if BARRETT requests in writing, LORAL shall make a claim under such insurance policy as directed by BARRETT for the loss suffered by BARRETT in respect of the Barrett Gateway Equipment. In the event that LORAL receives any insurance proceeds as a result of a Claim Event, LORAL shall pay to BARRETT promptly upon receipt the proceeds of such insurance associated with the Barrett Gateway Equipment Insurance. LORAL shall use reasonable commercial efforts to cause the insurance policy to contain an undertaking by the insurers to notify BARRETT in writing not less than thirty (30) days prior to any material change, cancellation or termination thereof, and name BARRETT as an additional insured party and waive all subrogation rights by the insurer against BARRETT. If BARRETT requests in writing that LORAL obtain a certificate of insurance from LORAL’s insurer, LORAL shall request such certificate from its insurer and provide such certificate to BARRETT as soon as practicable after it receives such certificate.

ARTICLE 3.0 – LEASE AND SERVICE

3.1	Lease and Service. Subject to the terms and conditions of this Agreement: (i) BARRETT hereby agrees to lease and LORAL hereby agrees to supply, throughout the Operating Term, the Barrett Capacity, and (ii) BARRETT hereby agrees to purchase and LORAL hereby agrees to provide, during the Operating Term, the Gateway Service. Neither this Agreement nor BARRETT’s use of the Barrett Capacity shall, or shall be deemed to, convey title or any other ownership interest to BARRETT in or to ViaSat-1 or any capacity thereon, including the Canadian Payload.

3.2	Barrett Capacity. Unless BARRETT exercises an option set out in Section 3.3 below, BARRETT agrees that the Barrett Capacity shall be the Total Capacity.

3.3	BARRETT Option to Reduce Barrett Capacity. BARRETT has submitted applications to deploy broadband services (using a combination of satellite and fixed wireless technologies) to fifty-five (55) Canadian geographic services areas (“GSAs”) as part of the “Broadband Canada: Connecting Rural Canadians” program initiative (the “Canadian Broadband Initiative”). It is expected that the Government of Canada will announce the successful applicants in the Canadian Broadband Initiative in December 2009 or January 2010 and will enter into final contracts with such successful applicants by the end of the first quarter of 2010.

If the Government of Canada announces that BARRETT is a successful applicant for at least nineteen (19) but less than twenty-seven (27) GSAs, BARRETT shall have the option to reduce the Barrett Capacity to seventy-five percent (75%) of the Total Capacity by exercising this option in the manner set out below.

If the Government of Canada announces that BARRETT is a successful applicant for fewer than nineteen (19) GSAs, BARRETT shall have the option to reduce the Barrett Capacity to either fifty percent (50%) or seventy-five percent (75%) of the Total Capacity, in BARRETT’s discretion, by exercising this option in the manner set out below.

If the Government of Canada has not made an announcement regarding successful applicants under the Canadian Broadband Initiative on or prior to March 29, 2010, BARRETT shall have the option on March 31, 2010 to reduce the Barrett Capacity to either fifty percent (50%) or seventy-five percent (75%) of the Total Capacity, in BARRETT’s discretion, by exercising this option in the manner set out below.

In order to exercise an option above, BARRETT shall deliver written notice to LORAL of its intention to exercise its option by the earlier of (x) sixty (60) Days after the date the Government of Canada announces the successful applicants in the Canadian Broadband Initiative (the “Announcement Date”) and (y) March 31, 2010, failing which the options above shall be of no force and effect and BARRETT shall continue to be committed to the Total Capacity.

If BARRETT exercises its option to reduce the Barrett Capacity, such reduction shall be accomplished as follows: each of the nine (9) Canadian User Beams on the Satellite and each of the four (4) Gateway Beams will be partitioned by reducing power and bandwidth such that each Beam receives its pro-rata share of total power and its pro-rata share of Ka-band and forward LMDS/LMCS bandwidth. For greater certainty, any partitioned bandwidth will be contiguous within each Beam.

If BARRETT exercises its option to reduce the Barrett Capacity and is therefore not subscribing for the Total Capacity, LORAL may use any and all capacity on the Satellite that is not the Barrett Capacity in any manner LORAL elects, including leasing such capacity to other customers or operators.

3.4	Term. The term of this Agreement (the “Term”) shall commence upon the date of execution of this Agreement and shall (subject to earlier termination under Section 2.4, Section 4.10 or Section E of Schedule 1) expire upon the earlier of (i) the end of the operational life of ViaSat-1 and (ii) fifteen (15) years after the Service Commencement Date.

The operating term under this Agreement (the “Operating Term”) shall commence upon the Service Commencement Date and shall expire upon the end of the Term. The Operating Term shall be divided into fifteen (15) operating years (each, an “Operating Year”) as follows:

If the Service Commencement Date occurs on or before November 30, 2011, each Operating Year shall be the calendar year (i.e., the twelve-Month period commencing on January 1 and ending on December 31); or

If the Service Commencement Date occurs after November 30, 2011, each Operating Year shall be the twelve-Month period commencing on the first day of the second full Month immediately following the Service Commencement Date (e.g., if the Service Commencement Date occurs on March 23, 2012, the first Operating Year shall commence on May 1, 2012 and shall end on April 30, 2013, and the second Operating Year shall commence on May 1, 2013 and end on April 30, 2014, etc.).

If the operational life of the Satellite extends beyond fifteen (15) years, BARRETT shall have an option (the “Extension Option”) to continue receiving Service until the end of the expected operational life of the Satellite as determined by the remaining fuel life on the Satellite. For greater certainty, the Extension Option shall be for the entire period of the extended operational life until the end of the expected operational life. BARRETT’s option to extend Service beyond the planned operation life of the Satellite shall be exercised as follows:

(a)	if LORAL chooses to implement Successor Canadian Capacity at the Orbital Position and makes a Successor Canadian Capacity Offer to BARRETT and BARRETT does not accept such Successor Canadian Capacity Offer, BARRETT must exercise the Extension Option no later than the date on which it elects not to accept the Successor Canadian Capacity Offer; or

(b)	if LORAL chooses to implement Successor Canadian Capacity at the Orbital Position and makes a Successor Canadian Capacity Offer to BARRETT and BARRETT accepts such Successor Canadian Capacity Offer, BARRETT must exercise the Extension Option no later than one (1) year prior to the end of the planned operational life of the Satellite; or

(c)	if LORAL chooses not to implement Successor Canadian Capacity at the Orbital Position and, therefore, no Successor Canadian Capacity Offer is made to BARRETT, BARRETT must exercise the Extension Option no later than one (1) year prior to the end of the planned operational life of the Satellite.

In order to exercise an the Extension Option, BARRETT shall deliver written notice to LORAL of its intention to exercise such option by the applicable date set forth above, failing which the Extension Option shall expire and be of no further force and effect. If BARRETT exercises the Extension Option, the Parties shall negotiate in good faith the monthly amount to be paid for the Service during the period of the extended operational life of the Satellite.

3.5	Notice of Service Commencement Date. LORAL shall give BARRETT at least thirty (30) Days but not more than 120 Days prior written notice of the anticipated Service Commencement Date. In the event that, after giving such notice, LORAL becomes aware that the anticipated Service Commencement Date is expected to change, LORAL will notify BARRETT of such change within 48 hours of its becoming aware of the expected change.

3.6	Reseller Agreements. If BARRETT subscribes for the Total Capacity, BARRETT will offer LORAL, on a non-exclusive basis, a reseller agreement to utilize a portion of the Barrett Capacity for LORAL to serve enterprise (i.e., business, non-consumer, non-household based) and aeronautical markets. The Parties agree to negotiate the terms and conditions of such reseller agreement, including price and capacity, in good faith.

If BARRETT subscribes for the Total Capacity and the Parties enter into a reseller agreement for LORAL to utilize a portion of the Barrett Capacity, or, if BARRETT subscribes for less than the Total Capacity, BARRETT will allow LORAL to share in the use of the Barrett Gateway Equipment as needed to enable LORAL to use the portion of the Barrett Capacity subject to the reseller agreement or that remaining portion of the Total Capacity that has not been subscribed for by BARRETT, as the case may be. In such event, the Parties shall negotiate in good faith an equitable sharing of the costs of using the Barrett Gateway Equipment, including an allocation for the capital costs of the Barrett Gateway Equipment. The Parties acknowledge that BARRETT intends to deploy Internet traffic management practices (“ITMPs”) within its networks, including in respect of the Barrett Capacity, and such ITMPs may apply to the portion of the Barrett Capacity utilized by LORAL and to any other capacity that may utilize the Barrett Gateway Equipment. For greater certainty, LORAL’s obligation to share equitably in the costs of the Barrett Gateway Equipment will apply only with respect to Barrett Gateway Equipment actually utilized by or for LORAL in providing its services to customers.

BARRETT may resell all or any portion of the Barrett Capacity on a wholesale basis to a third party or third parties other than LORAL.

3.7	Supplemental Capacity. The Parties contemplate that capacity on the Satellite may be increased using NGSO Spectrum and the return portion of the LMCS Spectrum (the “Supplemental Capacity”). The Parties acknowledge and agree that LORAL will decide whether and when to pursue obtaining the Supplemental Capacity. If LORAL decides to pursue obtaining the Supplemental Capacity, LORAL shall not be obligated to offer to BARRETT, and BARRETT shall not have any rights to use, the Supplemental Capacity. LORAL will be responsible for negotiating and purchasing all additional gateway equipment and consumer premises equipment capable of utilizing the Supplemental Capacity. The Parties acknowledge that the implementation of the Supplemental Capacity may result in a reduction in the available power on ViaSat-1 to operate the Barrett Capacity. If the Supplemental Capacity is implemented, the Parties agree that (a) LORAL may reduce the power used for the Barrett Capacity on ViaSat-1 to provide power for the Supplemental Capacity, provided that the total data throughput (Mbps) of the Barrett Capacity does not decrease by more than 20% as a result of the reduction in the power, and (b) the price BARRETT shall be obligated to pay to LORAL for the Service after giving effect to the implementation of the Supplemental Capacity shall be adjusted as set forth in Section 4.1(b). In addition, if LORAL implements the Supplemental Capacity, BARRETT will allow LORAL to share in the use of Barrett Gateway Equipment as needed to enable use of the Supplemental Capacity, provided LORAL pays all incremental capital costs related to the modification of, additions to or use of the Barrett Gateway Equipment necessary to utilize the Supplemental Capacity and all increased operating costs for the Barrett Gateway Equipment. The Parties shall negotiate in good faith an equitable sharing of all such costs.

3.8	Supplemental Throughput. The Parties contemplate that total forward data throughput (Mbps) on the outbound (gateway-to-user) satellite transponders may be increased by an incremental amount (the “Supplemental Throughput”) in the range of 10%-15% of the original, multi-carrier total forward throughput when the single-carrier version of the ViaSat equipment, which transmits a single wideband carrier that occupies an entire outbound transponder, is deployed. BARRETT will decide whether and when to pursue obtaining the Supplemental Throughput. If BARRETT decides to pursue obtaining the Supplemental Throughput, the Parties will use reasonable commercial efforts to obtain the Supplemental Throughput as follows: (x) BARRETT will negotiate for the purchase of single-carrier gateway equipment and Terminals capable of utilizing the Supplemental Throughput; and (y) LORAL will install any RF Equipment that might be needed in the Gateways to enable the Supplemental Throughput. In the event the Parties agree to obtain and succeed in obtaining and rendering ready and capable to commence commercial operation the Supplemental Throughput, the price BARRETT shall be obligated to pay to LORAL for the Service shall be increased as set forth in Section 4.1(c).

ARTICLE 4.0 – PRICE

4.1	(a) Monthly Rate. Subject to adjustment as provided in this Agreement, BARRETT shall pay for the Service a monthly amount (the “Monthly Amount”) equal to (x) the payment amount set forth in the relevant column of Schedule 3 for the relevant Operating Year and for the relevant percentage that the Barrett Capacity represents of the Total Capacity, divided by (y) twelve (12). Payments of the Monthly Amount shall commence on and from the first Month of the first Operating Year and shall continue until the last Month of the last Operating Year. In addition, regardless of when the Service Commencement Date occurs, BARRETT shall pay in one lump sum, within thirty (30) days of the Service Commencement Date, the amount set forth in the relevant row of Schedule 3 for “Operating Year 0” and the relevant column for the percentage that the Barrett Capacity represents of the Total Capacity. For greater certainty, Operating Year 0 is not an Operating Year for the purpose of this Section 4.1.

(b) Adjustment for Supplemental Capacity. In the event the Supplemental Capacity is implemented in accordance with Section 3.7, the Monthly Amount shall be adjusted and shall be equal to (A) the Monthly Amount otherwise calculated for such Month in accordance with Section 4.1(a) multiplied by (B) a fraction the numerator of which is the Adjusted Throughput and the denominator of which is the Baseline Throughput.

“Adjusted Throughput” means the forward throughput expressed in Mbps after implementation of the power reduction for the Supplemental Capacity that is actually achieved as determined by analysis based on actual performance of the BARRETT Gateway Equipment and Terminals.

“Baseline Throughput” means the forward throughput expressed in Mbps before implementation of any power reduction for the Supplemental Capacity or before the implementation of Supplemental Throughput, in each case, that is achieved as determined by analysis based on actual performance of the BARRETT Gateway Equipment and Terminals.

(c) Increase for Supplemental Throughput. In the event the Supplemental Throughput is implemented in accordance with Section 3.8, the Monthly Amount shall be increased commencing with the first Month after the Barrett Cost Recovery Period and shall be equal to: (A) the Monthly Amount otherwise calculated for such Month in accordance with Section 4.1(a) plus (B) the Monthly Amount Increase.

“Monthly Amount Increase” means an amount equal to fifty percent (50%) of the Supplemental Throughput Monthly Amount.

“Supplemental Throughput Monthly Amount” means an amount equal to (A) the Monthly Amount otherwise calculated for such Month in accordance with Section 4.1 multiplied by (B) a fraction the numerator of which is the Increased Throughput and the denominator of which is the Baseline Throughput.

“Increased Throughput” means the forward throughput expressed in Mbps after implementation of the Supplemental Throughput that is actually achieved as determined by analysis based on actual performance of the BARRETT Gateway Equipment and Terminals, less the Baseline Throughput.

“Net Throughput Costs” means BARRETT’s actual and documented out-of-pocket costs incurred in connection with obtaining and implementing the Supplemental Throughput (including the capital cost of and any tariffs, taxes, permits or licence fees for additional SMTS, SMTS components, and Gateway equipment specifically required to enable implementation of the Supplemental Throughput, and costs incurred to install such equipment) less LORAL’s actual and documented out-of-pocket costs incurred in connection with obtaining and implementing the Supplemental Throughput (including the capital cost of RF equipment required in order to realize Increased Throughput and costs incurred in connection with obtaining required licences and regulatory approvals).

“Barrett Cost Recovery Months” means a number of Months derived by dividing total Net Throughput Costs by the Supplemental Throughput Monthly Amount.

“Barrett Cost Recovery Period” means the period of time in Months commencing with the first Month of commercial operations using the Supplemental Throughput and ending the number of Barrett Cost Recovery Months after the first Month of commercial operations using the Supplemental Throughput.

(d) Payments. All payments hereunder shall be due and payable net thirty (30) days after the first day of each Month in which Services are to be delivered. LORAL shall issue an invoice for the Monthly Amount no later than 30 Days prior to the due date for such payment, and BARRETT shall pay such invoice on or before the due date. In the event the Service Commencement Date is not the first day of a Month or the Service does not end on the last day of a Month, the charge for the fractional part of the Month during which the Service is furnished will be pro-rated by the number of days the Service was furnished during the relevant Month.

4.2	Down Payments. BARRETT shall make the following down payments to LORAL (the “Down Payments”):

January 5, 2010 June 15, 2010	$1.0 million $1.5 million

The Down Payments are irrevocable and non-refundable, except as provided in Section 2.4 or if BARRETT terminates this Agreement prior to the Service Commencement Date in accordance with Section E.1 of Schedule 1.

4.3	Prepayments.

(a)	Required Prepayment: If the Government of Canada announces that BARRETT is a successful applicant under the Canadian Broadband Initiative for:

(i)	at least nineteen (19) but less than twenty-seven (27) GSAs, BARRETT shall pay to LORAL $1.25 million as a prepayment on June 15, 2010 and a further $2.75 million on December 15, 2010, or

(ii)	at least twenty-seven (27) GSAs or more, BARRETT shall pay to LORAL $2.5 million as a prepayment on June 15, 2010 and a further $8.0 million on December 15, 2010.

In the event of a required prepayment in accordance with this Section 4.3(a)(i) or 4.3(a)(ii), the Monthly Amount for the purpose of Section 4.1(a) will be calculated using the annual amount in the relevant column of Schedule 3 corresponding to the applicable required prepayment.

(b)	Optional Prepayments: BARRETT shall have the option to accelerate all or a portion of the payments due for the Service as follows:

BARRETT may notify LORAL in writing of its intention to exercise the prepayment option. Such notice (the “Prepayment Notice”) shall be given no later than three (3) Business Days prior to the end of any Month and shall include the amount of future payments that BARRETT is electing to prepay (the “Prepayment Amount”). LORAL shall then calculate a prepayment premium (the “Prepayment Premium”) based on the Prepayment Amount and the applicable Prepayment Date and prepare the schedule of the payments remaining after giving effect to the prepayment. Such calculations shall be made as set forth below. If BARRETT elects to exercise its prepayment option, the Prepayment Amount and the Prepayment Premium shall be due and payable, and BARRETT shall pay the Prepayment Amount and the Prepayment Premium to LORAL, on the first day of the Month immediately following the delivery of the Prepayment Notice (as applicable, the “Prepayment Date”).

Calculation of Prepayment Premium: The Prepayment Premium shall be equal to the Prepayment Amount set forth in the Prepayment Notice multiplied by the Prepayment Premium Percentage in the table below for the relevant Prepayment Date:

Prepayment Date	Prepayment Premium
Percentage
On or before July 1, 2010	0%
From and after July 2, 2010 to and including December 31, 2014	10%
From and after January 1, 2015 to and including December 31, 2017	8%
From and after January 1, 2018 to and including December 31, 2020	6%
From and after January 1, 2021 to and including December 31, 2023	4%
From and after January 1, 2024	3%

Adjustment of Remaining Payments: The remaining payments of the Monthly Amount due under Section 4.1 shall be adjusted to give effect to the optional prepayment as follows:

1.	the net present value, as of the applicable Prepayment Date, of all remaining payments shall be calculated using a discount rate of eleven percent (11%) per annum (the “Remaining NPV Amount”);

2.	the Prepayment Amount shall be divided by the Remaining NPV Amount to yield the “Prepayment Percentage”;

3.	the payment amount set forth for each year in the relevant column of Schedule 3 after the date of the prepayment shall be multiplied by one (1) minus the Prepayment Percentage to arrive at the “Adjusted Annual Amount”. From and after the date of any optional prepayment pursuant to this Section 4.3, the Adjusted Annual Amount shall be used to calculate the Monthly Amount for the purpose of Section 4.1(a).

For greater certainty, an example of a prepayment under Section 4.3(b) and the resulting adjusted payment schedule giving effect to the prepayment are set forth on Schedule 3.

4.4	Most Favoured Nation Pricing. In the event LORAL sells both Ka-band or forward LMCS capacity on the Canadian Payload and related gateway services to another party in Canada at an overall price that is lower than the price charged to BARRETT under this Agreement, LORAL shall also offer such lower price to BARRETT retroactive to the date when such price was made available to the other party. In the event LORAL sells either Ka-band capacity or gateway services (but not both) to another party in Canada, the Parties will discuss in good faith whether the component of the price charged to BARRETT under this Agreement for the particular Service (i.e. the price for the Barrett Capacity or the price of the Gateway Service) is higher than the rate charged to the other party, and, if so, LORAL shall adjust the overall price charged to BARRETT so that the component of the price charged to BARRETT under this Agreement for the particular Service (i.e. the price for the Barrett Capacity or the price of the Gateway Service) is no higher than the price charged to the other party retroactive to the date when such price was made available to the other party.

4.5	Right of First Offer for Successor or Other Canadian Capacity. In the event LORAL chooses to put a successor Canadian payload designed for delivery of broadband Internet service at the Orbital Position using any or all of the same frequencies in use on ViaSat-1 (the “Successor Canadian Capacity”), or in the event that LORAL contracts to own or owns a payload designed for delivery of broadband Internet service with coverage of Canada at an orbital position other than the Orbital Position using any or all of the same frequencies in use on ViaSat-1 (the “Other Canadian Capacity”), LORAL shall make a written offer to BARRETT to furnish: (i) in the case of Successor Canadian Capacity, at least the same amount of capacity being used by BARRETT at the end of life of ViaSat-1 or (ii) in the case of Other Canadian Capacity, fifty percent (50%) of the Other Canadian Capacity, upon certain terms and conditions, including price (in each case, the “Canadian Capacity Offer”). Within thirty (30) Days of receipt of the Canadian Capacity Offer, BARRETT shall deliver written notice to LORAL of its intention to accept or not accept the Canadian Capacity Offer. In the event BARRETT accepts the Canadian Capacity Offer, the Parties shall negotiate in good faith for a period of ninety (90) Days in order to finalize and execute a definitive and binding agreement with respect to the Successor Canadian Capacity or the Other Canadian Capacity.

In the event BARRETT does not accept the Canadian Capacity Offer, or fails to give notice of its acceptance of the Canadian Capacity Offer within the aforementioned thirty (30) Day period, or BARRETT and LORAL fail to conclude a definitive and binding agreement within the aforementioned ninety (90) Day period (any such circumstance, a “Non-Accepted Canadian Capacity Offer”), LORAL may not, for a period of two (2) years following the date of the first Non-Accepted Canadian Capacity Offer (the “Restrictive Period”), enter into an agreement with a third party for the sale, lease or license of some or all of the Successor Canadian Capacity or the Other Canadian Capacity, as the case may be, at a price that is less than one hundred and ten percent (110%) of the price contained in the Canadian Capacity Offer and otherwise on terms and conditions that are more materially favourable to such third party than those terms and conditions contained in the Canadian Capacity Offer taken as a whole. For greater certainty, after the Restrictive Period, LORAL shall not be subject in any way to any restrictions for any period with respect to its right to sell, lease or license the Successor Canadian Capacity and/or the Other Canadian Capacity as it sees fit.

LORAL shall be entitled to make subsequent offers to BARRETT during the Restrictive Period, and the terms of this section shall apply and such new offer shall be deemed to be a Canadian Capacity Offer, provided, however, that any such subsequent offer will not trigger a new Restrictive Period and the Restrictive Period will expire two (2) years from the date of the first Canadian Capacity Offer. Upon the expiry of the Restrictive Period, BARRETT’s rights hereunder shall expire without notice or further documentation and nothing contained herein shall thereafter fetter or restrict the right of LORAL to sell, lease or license the Successor Canadian Capacity and/or the Other Canadian Capacity as it sees fit.

4.6	Service Outage and Outage Credits. If after the Service Commencement Date, the Barrett Capacity or the Gateway Service fails to meet the Minimum Performance Specifications of Schedule 4 for a cumulative period of one hour during a 24 hour period, unless such failure is otherwise excused in accordance with Section 4.8, there shall be deemed to have occurred a “Confirmed Outage” of the affected Service. For the purpose of determining a Confirmed Outage of Barrett Capacity, when a portion or all of the Gateway Service fails to meet its Minimum Performance Specifications, that portion of the Barrett Capacity associated with and affected by the failed Gateway Service is deemed to be unavailable and counting towards outage time of the affected Barrett Capacity. For purposes of determining Outage Credits, each Confirmed Outage shall be measured as commencing from the earlier to occur of (i) BARRETT’s cessation of use of the affected Barrett Capacity and (ii) notice from BARRETT to LORAL of such outage. Any such outage shall be deemed to have ended upon the earlier to occur of (i) BARRETT’s resumption of use of the Barrett Capacity and (ii) notice by LORAL to BARRETT that the affected Barrett Capacity and Gateway Service meet the applicable Minimum Performance Specifications. No notice under this Section 4.6 of an outage, or the ending of an outage, shall be effective unless an outage actually has occurred or actually has ended in accordance with the applicable notice. For purposes of this Section 4.6, outages shall be determined on a “User Beam by User Beam” basis from among the nine (9) User Beams of the Canadian Payload. That is, outages to each of the nine (9) User Beams are separable events, and an outage to an individual User Beam is deemed to have occurred only if the Minimum Performance Specifications are not met for that User Beam, its associated Gateway Beam or its associated Gateway Service.

If for any particular Month during the Operating Term there is a Confirmed Outage of one or more of the User Beams that comprise the Barrett Capacity, LORAL shall credit to BARRETT’s next payment an “Outage Credit” that shall be determined, on a User Beam by User Beam basis. An Outage Credit will be computed on a monthly basis for each Confirmed Outage on each User Beam by the following formula:

Outage Credit for a User Beam comprising part of the Barrett Capacity equals:

N/M multiplied by S, multiplied by P/T;

Where N = M = S = P = T =

the number of hours (or portion thereof after the first hour) of the Confirmed Outage of such User Beam in the Month the number of hours in the Month
the Monthly Amount payable by BARRETT for the Barrett Capacity and Gateway Service
the MHz of the Barrett Capacity in such User Beam that was in use and became unavailable during such Confirmed Outage the total MHz of Barrett Capacity in all User Beams at the time of the Confirmed Outage

For greater certainty in determining “N” above, if the Barrett Capacity or the Gateway Service fails to meet the Minimum Performance Specifications of Schedule 4 for a cumulative period of 59 minutes during a 24 hour period, no Confirmed Outage has occurred; if the Barrett Capacity or the Gateway Service fails to meet the Minimum Performance Specifications of Schedule 4 for a cumulative period of 72 minutes during a 24 hour period, a Confirmed Outage in the amount of 1.2 hours has occurred.

4.7	LORAL to Cure. If the Barrett Capacity fails or ceases to meet the applicable Performance Specifications, LORAL shall use commercially reasonable efforts to cure such failure.

4.8	Exclusions. Notwithstanding any provision to the contrary contained in this Agreement, BARRETT shall not be entitled to an Outage Credit if the failure to meet the Minimum Performance Specifications is the result of any of the following:

I.	planned outages that result from Authorized Maintenance (as defined below);

II.	sun transits;

III.	weather conditions that cause the System to exceed the Gateway-to-Satellite or Satellite-to-Gateway link margins; and

IV.	other unanticipated sources of interference which are outside of LORAL’s control, other than sources of interference from other users of ViaSat-1.

Furthermore, BARRETT shall not be entitled to any Outage Credit if, despite the failure to meet the Minimum Performance Specifications, the System provided sufficient performance such that BARRETT could have used during the relevant Month at least the lesser of (x) 110% of the Barrett Capacity actually being utilized at the time of the outage and (y) 100% of the Barrett Capacity. For certainty, this exclusion shall apply only when signals are being transmitted and received over the Satellite and the reason for the Confirmed Outage is the failure to meet Minimum Performance Specifications.

For the purposes of this Section 4.8, “Authorized Maintenance” means scheduled maintenance or other preventative maintenance in relation to the System or the Service performed (i) during regularly scheduled maintenance periods scheduled with a frequency in accordance with industry standards (the “Maintenance Windows”), and (ii) at any other times as reasonably requested by LORAL and approved by BARRETT, such approval not to be unreasonably withheld, in order to maintain the System in satisfactory operating condition, to provide additional System capacity or to protect the overall performance of the Service. LORAL shall use reasonable commercial efforts to limit maintenance activities to the Maintenance Windows and to minimize outages during the Maintenance Windows.

4.9 Outage Credit Claim Procedures

(a)	LORAL shall deliver to BARRETT no later than ten (10) Days from the last Day of each Month information from its information ticket system and such other information as BARRETT shall reasonably require in order to determine whether BARRETT is entitled to claim Outage Credits for the subject Month. Provided LORAL has complied with the preceding sentence, BARRETT shall have sixty (60) Days from the last Day of each Month (the “Outage Credit Claim Period”) to deliver to LORAL a written claim to Outage Credits, failing which BARRETT shall lose its entitlement to and LORAL shall have no obligation to pay such Outage Credit.

(b)	LORAL shall have ten (10) Business Days from the date of receipt of a written claim for Outage Credits from BARRETT to verify the Outage Credit claim. In the event of a dispute between the Parties with respect to BARRETT’s entitlement to an Outage Credit or the amount of such Outage Credit, the Parties will in good faith attempt to resolve their dispute within five (5) Days of the date of receipt of the notice from LORAL that there is a dispute. If the Parties are unable to resolve their dispute within the said five (5) Days, the matter shall be escalated in accordance with Section I.6 of Schedule 1. The Parties agree that BARRETT shall continue to pay the full Monthly Amount during any such dispute, except if the total credit amount in dispute exceeds fifty thousand dollars ($50,000.00) in which case the Parties shall arrange for BARRETT to pay the disputed amounts to a neutral third party to be held in escrow until such time as the dispute has been mutually resolved by the Parties or a court of competent jurisdiction has rendered a final judgement with respect to the disposition of the disputed amounts from which no appeal can be or is taken.

(c)	Outage Credits shall be applied to BARRETT’s account within thirty (30) Days after receipt by LORAL of BARRETT’s Outage Credit claim to reduce the amount payable by BARRETT to LORAL in respect of any amounts payable under this Agreement.

(d)	If BARRETT’s accounts under this Agreement are not in good standing (including payment of interest on all overdue amounts in accordance with Section B.3 of Schedule 1), any Outage Credit otherwise due to BARRETT shall be applied as follows: first to reduce any interest on overdue amounts owed under Section B.3 of Schedule 1 beginning with interest on the oldest amounts owed; and then, after all interest on overdue amounts has been paid, to reduce the principal amount of any unpaid Monthly Amounts owed under Section 4.1 beginning with the oldest Monthly Amounts owed.

(e)	The Parties agree that BARRETT shall not be entitled to receive an Outage Credit for a Month unless the aggregate of the Outage Credits for all User Beams for the Month is greater than one thousand dollars ($1,000).

(f)	For certainty, the Parties agree that the total Outage Credits due to BARRETT under this Agreement for any Month cannot exceed the Monthly Amount (exclusive of taxes and other similar charges) for the Month in which the Outage Credits are applicable. If there is a net credit due from LORAL to BARRETT in any given billing Month, the net credit will be applied to the following Month’s invoice.

4.10	Extended Failures.

(a)	Satellite Capacity Failure. For each of the material performance specifications set forth in Exhibit B to the Satellite Contract that are applicable to the Barrett Capacity, if the Barrett Capacity fails to meet at least eighty-five percent (85%) of the Minimum Performance Specifications for each such performance specification for more than twenty (20) consecutive days, or such other period as is mutually agreed upon in writing by LORAL and BARRETT (“Satellite Capacity Failure”), the provisions of this Agreement relative to the use of the Barrett Capacity and Gateway Service may be immediately terminated by BARRETT by written notice to LORAL delivered on or before the 30th Day after the Day on which the Satellite Capacity Failure began. In the event of a Satellite Capacity Failure, if BARRETT elects to terminate this Agreement, BARRETT’s sole and exclusive remedy shall be to have LORAL refund to BARRETT within 30 Days of such notice an amount equal to all prepayments made under Section 4.3 that are attributable to Service that was to be provided after the date of the Satellite Capacity Failure and all amounts paid by BARRETT to LORAL under Section 4.1 that are attributable to Service that was to be provided after the date of the Satellite Capacity Failure for which BARRETT has not received the benefit of an Outage Credit. For greater certainty, a Satellite Capacity Failure that results from a failure of the Satellite or the Canadian Payload because of a Force Majeure shall be governed by Section D.1 of Schedule 1.

(b)	User Beam Capacity Failure. For each of the material performance specifications set forth in Exhibit B to the Satellite Contract that are applicable to any User Beam that comprises the Barrett Capacity, if any such User Beam fails to meet at least eighty-five percent (85%) of the Minimum Performance Specifications for each such performance specification for that User Beam for more than twenty (20) consecutive Days, or such other period as is mutually agreed upon in writing by LORAL and BARRETT (“User Beam Capacity Failure”), then the provisions of this Agreement relative to the affected User Beam and associated Gateway Service only, may be immediately terminated by BARRETT by written notice to LORAL delivered on or before the 30th day after the Day on which the User Beam Capacity Failure began. In the event of a User Beam Capacity Failure, if BARRETT elects to terminate the provisions of this Agreement relating to the failed User Beam, BARRETT’s sole and exclusive remedy shall be: (i) with respect to future payments for the Service after the date of the User Beam Capacity Failure, to have the Monthly Amount then in effect be reduced by one-ninth (1/9th) for each User Beam Capacity Failure and (ii) to have LORAL refund to BARRETT within 30 Days of such notice an amount equal to the proportionate amount of all prepayments made under Section 4.3 that are attributable to Service that was to be provided from the failed User Beam after the date of the Satellite Capacity Failure.

ARTICLE 5.0 – REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of the Parties. Each Party represents and warrants to the other Party, as of the date of execution of this Agreement, as follows and acknowledges and confirms that each other Party is relying thereon without independent inquiry in entering into this Agreement:

(a)	Organization and Qualification. It is a corporation, duly incorporated, continued or amalgamated, and validly existing under the Laws of the jurisdiction of its incorporation, continuance or amalgamation, as the case may be, and is duly qualified, licensed or registered to carry on business under the Laws applicable to it in all jurisdictions in which the nature of its assets or business as currently conducted makes such qualification necessary or where the failure to be so qualified would have a material adverse effect on its ability to perform its obligations hereunder.

(b)	Corporate Power. It has all requisite corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby.

(c)	Authorizations. The execution and delivery by it of this Agreement and the performance of its respective obligations hereunder, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action and no authorization under any applicable Law and no registration, qualification, notification, designation, declaration or filing with any Governmental Entity is or was necessary therefor except such as are in full force and effect.

(d)	Execution and Binding Obligation. This Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except insofar as enforceability may be affected by applicable Laws relating to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(e)	No Breach or Violation. The execution and delivery of this Agreement and performance of its respective obligations under this Agreement and compliance with the terms, conditions and provisions hereof will not conflict with or result in a breach of any of the terms, conditions or provisions of (i) its constating documents or by-laws; (ii) any applicable Law; (iii) any contractual restriction binding on it or affecting it or its properties (without regard to requirements of notice, passage of time or elections of any Person); or (iv) any judgement, injunction, determination or award which is binding on it.

(f)	Legal Proceedings. There is no judgement or order outstanding, or any action, suit, complaint, proceeding or investigation by or before any Governmental Entity or any arbitrator pending, or to the best of its knowledge, threatened, which, if adversely determined, would be reasonably expected to have a material adverse effect on its ability to consummate the transactions contemplated hereby or perform its obligations hereunder.

5.2	Representations and Warranties by LORAL. LORAL represents and warrants to BARRETT, as of the date of execution of this Agreement and continuing throughout the Term of this Agreement, as follows and acknowledges and confirms that BARRETT is relying thereon without independent inquiry in entering into this Agreement:

(a)	Satellite Contract. The Satellite Contract is a valid and enforceable contract between SS/L and ViaSat and SS/L is not, and to LORAL’s knowledge, ViaSat is not, in default of any of its obligations thereunder.

(b)	Beam Sharing Agreement. The Beam Sharing Agreement is a valid and enforceable contract between LORAL and ViaSat and LORAL is not, and to LORAL’s knowledge, ViaSat is not, in default of any of its obligations thereunder.

ARTICLE 6.0 – ADDITIONAL BARRETT OBLIGATIONS

6.1	Non-interference and Use Restrictions. BARRETT’s and Users’ transmissions to and from the Satellite shall comply, in all material respects, with all ITU, Isle of Man, FCC, Industry Canada and all other Laws applicable to it and to them regarding the operation or use of ViaSat-1, and the Barrett Capacity, and shall not cause interference with (to the extent within BARRETT’s or Users’ control, and in any event BARRETT and Users will cooperate with LORAL in attempting to eliminate such interference) the use of any other capacity on ViaSat-1 or cause physical harm to ViaSat-1 or any equipment to which BARRETT is given access pursuant to this Agreement. BARRETT will coordinate with LORAL, in accordance with system operating procedures reasonably established by LORAL and uniformly applied to all users of capacity on the Canadian Payload, so as to minimize adjacent channel and adjacent satellite interference.

LORAL shall have the right to prevent BARRETT or any User from accessing the Barrett Capacity to the extent, but only to the extent, necessary and only for the time necessary, as reasonably determined by LORAL to prevent interference or physical harm to ViaSat-1.

6.2	Permitted Use. The Barrett Capacity may be used by BARRETT and its Users’ solely for the provision of digital communication services, but not including direct broadcast television or video services that are, in each case, subject to the Broadcasting Act (Canada) or any other Law that would require additional licences to be obtained by LORAL. If the Barrett Capacity is used by BARRETT or its Users for digital communications services permitted by the previous sentence and such use requires that LORAL obtain additional licences, BARRETT shall reimburse LORAL for all of LORAL’s reasonable out-of-pocket costs incurred in connection with obtaining such additional licences.

6.3	Compliance with Laws. During the term of this Agreement, BARRETT shall comply with the terms in this Agreement and shall comply in all material respects with all Laws applicable to it regarding the operation or use of the Satellite, or BARRETT’s or Users’ use of the Barrett Capacity.

6.4	Terminals. BARRETT shall, at its own expense, be responsible for the provision, installation, operation, maintenance of, and for securing all necessary licenses and/or authorizations for all Terminals and related equipment, that are necessary for BARRETT’s two way Ka-band broadband business and to use the Barrett Capacity. Without limiting the generality of the foregoing, BARRETT shall be responsible for collecting from its Users and remitting to Industry Canada, or its successor, any VSAT license fees that may be levied by a Governmental Entity relating to the Terminals. BARRETT shall also configure, equip, and operate the Terminals and all other equipment used in connection with BARRETT’s use of the Barrett Capacity.

6.5	Third-Party Use. BARRETT shall be responsible to LORAL for any User’s use or transmissions that is/are permitted by BARRETT to the same extent as it would be for BARRETT’s own use or transmissions and references in this Agreement with respect to BARRETT’s responsibilities to LORAL regarding BARRETT’s use or transmissions shall be interpreted accordingly.

6.6	Cooperation. BARRETT shall cooperate with LORAL in order to facilitate LORAL’s provision of the Barrett Capacity on a continuous basis. For example (and by way of illustration and not limitation), BARRETT shall cooperate with LORAL in trouble determination and fault isolation activities. BARRETT shall furnish LORAL with such relevant information as LORAL may reasonably require in order to protect the Satellite. BARRETT shall promptly notify LORAL when it believes that a Satellite anomaly or failure has occurred.

6.7	BARRETT Financial Statements. Throughout the Term, BARRETT shall deliver to LORAL (i) its unaudited quarterly Financial Statements as soon as available but in any event no later than sixty (60) Days after the end of each fiscal quarter; and (ii) its audited year-end Financial Statements as soon as available but in any event no later than one-hundred and twenty (120) Days after the end of each fiscal year accompanied by an opinion thereon of an independent chartered accountant. The Parties acknowledge and agree that the failure to deliver the foregoing information in the time periods set out above is not a material breach of this Agreement, provided BARRETT has used reasonable efforts to provide such information to LORAL. From time to time during the Term, if requested by LORAL on reasonable notice, BARRETT shall provide to LORAL for the purpose of providing information to investors or lenders and potential investors or lenders in or to LORAL, summary information on the business and operations of BARRETT. For greater certainty, BARRETT shall not be required to provide any competitively sensitive information, or confidential information that BARRETT is restricted from providing pursuant to applicable third party confidentiality or non-disclosure agreements, in response to a request from LORAL for information.

6.8	Branding. BARRETT shall have the right to brand and market its two way Ka-band broadband service under a name of BARRETT’s choosing. BARRETT shall not use or refer to on its website, in any printed materials or otherwise, any LORAL equipment, satellites or any LORAL brand, logo, emblem, design, name, trademark or other proprietary information, without LORAL’s prior written approval, such approval not to be unreasonably withheld.

6.9	Terminals. Except to the extent ViaSat waives such requirement pursuant to the terms of a written agreement between ViaSat and LORAL, BARRETT agrees that it shall purchase or otherwise acquire all Terminals and hub (SMTS) equipment used in connection with the Barrett Capacity from ViaSat.

ARTICLE 7.0 – ADDITIONAL LORAL OBLIGATIONS

7.1	License Matters. LORAL, at its own expense, shall obtain and maintain or cause others to obtain and maintain all spacecraft authorizations (including, but not limited to, licenses to construct, launch, test and operate the Satellite), landing rights necessary for operation of the Barrett Capacity from the Orbital Position in Canada (to the extent provided below), and licenses necessary for the Gateway Service and operating the TT&C (tracking, telemetry, and command) ground stations for the Satellite.

7.2	Canadian Landing Rights. LORAL will undertake commercially reasonable efforts to obtain or cause others to undertake commercially reasonable efforts to obtain from Industry Canada on a timely basis the addition of the Satellite to the list of satellites authorized to provide service in Canada (the “Canadian Landing Rights”) and to maintain the Canadian Landing Rights during the Operating Term. LORAL will keep BARRETT informed on a timely basis of any regulatory requirements associated with the Canadian Landing Rights and progress in satisfying the same, and BARRETT will cooperate fully with LORAL and will take such actions in respect thereof for the benefit of all Parties as LORAL may reasonably request from time to time. For the avoidance of doubt, (i) LORAL’s responsibility with respect to Canadian Landing Rights is only for satellite landing rights (the addition of the Satellite to the list of satellites authorized to provide service in Canada) and the operation of the Gateway Service, and (ii) complying with regulatory requirements for the transmission of signals to/from the Terminals (other than the Gateway Service) is solely the responsibility of BARRETT.

7.3	Cooperation. LORAL shall cooperate with BARRETT in matters where BARRETT’s use of the Barrett Capacity requires input or cooperation from the Satellite and/or Canadian Payload owner. For example (and by way of illustration and not limitation), if BARRETT is applying for a license or dealing with a potential lender or customer and the regulatory authority, lender or User requires confirmation of the Satellite owner and/or Canadian Payload owner that BARRETT has the usage rights specified hereunder, LORAL shall cooperate with BARRETT and furnish or take commercially reasonable steps to cause others to furnish such relevant information as may reasonably be required.

7.4	Additional Covenants. LORAL covenants to BARRETT that LORAL shall throughout the Term:

(a)	use commercially reasonable efforts to, or to cause others to operate and maintain the Canadian Payload at the Orbital Position;

(b)	provide, control, operate and maintain the System in a timely and professional manner in accordance with the Description of Service contained in Schedule 2, in accordance with the Minimum Performance Specifications contained in Schedule 4 and in accordance with the interface control document attached hereto as Schedule 5;

(c)	notify BARRETT of any problems or issues, or reasonably anticipated problems or issues, with the Service known or that become known to LORAL which are likely to materially affect the Service; and

(d)	perform all services and obligations under this Agreement, including Authorized Maintenance, in a professional manner in accordance with industry standards.

7.5	Compliance with Laws. During the term of this Agreement, LORAL shall comply with the terms in this Agreement and shall comply in all material respects with all Laws applicable to it regarding the operation or use of the Satellite.

ARTICLE 8.0 – MISCELLANEOUS

8.1	Liabilities in Event of Termination.

The termination or expiration of this Agreement will in no way limit any obligation or liability of either Party based on or arising from a breach or default by such Party with respect to any of its representations or warranties contained in this Agreement, or with respect to any of its covenants or agreements contained in this Agreement which by their terms were to be performed prior to the date of termination or expiration, nor shall any such termination or expiration release either Party from any liabilities or obligations that by their nature are intended to survive such termination or expiration, including those under Section E.3, Section F.6, Section F.7 and Section G of Schedule 1.

8.2	General Rights and Remedies. Subject to the exclusions and limitations of liability in Schedule 1, in the event any representation or warranty of any Party contained in this Agreement shall prove to have been incorrect in any material respect when made or deemed to have been made or if any Party fails to perform, observe or comply with any of its covenants or agreements contained in this Agreement, the other Party will be entitled to whatever rights or remedies are available at law or in equity.

8.3	U.S. International Traffic in Arms Regulations — U.S. Export Control Restrictions. Notwithstanding anything in the Agreement to the contrary: (a) the Parties acknowledge and agree that if (i) BARRETT is a “Foreign Person or Entity” (as defined below), (ii) this Agreement is assigned by BARRETT to a “Foreign Person or Entity” (as defined below) or (iii) BARRETT otherwise requests that LORAL provide information to a Foreign Person or Entity (as BARRETT shall disclose in its request, to the best of its knowledge), LORAL’s disclosure of information under the Agreement shall be subject to compliance with the laws, rules and regulations of the United States regarding export restrictions (“U.S. Export Laws”), and that such U.S. Export Laws may prohibit, limit or delay LORAL’s ability to disclose information as otherwise required under this Agreement; and (b) to the extent that any information disclosed by LORAL to BARRETT under the Agreement is subject to U.S. Export Laws (including, without limitation, the International Traffic in Arms Regulations, 22 CFR §§ 120-130 (“ITAR”)), BARRETT shall handle such information in compliance with the applicable U.S. Export Laws and shall not disclose, transfer or otherwise export (as defined in ITAR § 120.17) such information to any foreign individual (including employees of BARRETT), foreign corporation (including subsidiaries or Affiliates of BARRETT), foreign government or other foreign person (as defined in ITAR § 120.16), collectively herein, a “Foreign Person or Entity”, except as authorized by the applicable U.S. Export Control Law or by written authorization of the U.S. government. This section shall survive the termination of the Agreement for any reason.

8.4	Parties Obligated and Benefitted. This Agreement will be binding upon the Parties and their respective permitted assigns and successors in interest and will enure solely to the benefit of the Parties and their respective permitted assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement or to rely on the provisions hereof in any action, suit, proceeding, hearing or other forum. No Party shall assign any of its rights under this Agreement without the prior written consent of the other Party, such approval not to be unreasonably withheld, provided that either Party may, without the consent of the other Party, assign its rights and obligations hereunder to:

(a)	any Affiliate;

(b)	any successor Person in connection with a bona fide reorganization of its business;

(c)	the insurer of its interest in the Satellite and/or the Canadian Payload upon the occurrence of a constructive total loss within the meaning of any applicable constructive total loss insurance policy; or

(d)	to a secured creditor pursuant to a general security agreement or general credit arrangement (including in the case of BARRETT, granting a security interest and/or making an assignment to MG Stratum Fund III, Limited Partnership for the purpose of securing the credit facility provided by MG Stratum Fund III, Limited Partnership to BARRETT);

provided that (i) the non-assigning Party is given fifteen (15) Days prior written notice of the proposed assignment or reorganization, as the case may be, and (ii) the proposed assignee executes and delivers an assumption agreement pursuant to which the transferee assumes the obligations of the assigning Party hereunder in form and substance satisfactory to the other Party, acting reasonably.

Notwithstanding any such assignment of this Agreement or of a Party’s rights and obligations hereunder, unless the other Party otherwise agrees, the assigning Party shall remain liable hereunder to the other Party to the same extent as if such assignment had not occurred in the event that and to the extent that the assignee fails to fully perform the assignor’s obligations hereunder. Each Party agrees with the other that it shall release the rights and obligations of the assignor under this Agreement in the event the assignment: (i) is for the purposes of a bona fide internal tax restructuring, (ii) the assignor transfers all or substantially all of its assets to an assignee that is an Affiliate, and (iii) the assignee immediately after the assignment is in no worse a position than the assignor immediately before the assignment to meet the obligations of the assignor under this Agreement.

Notwithstanding the foregoing provisions of Section 8.4, BARRETT may assign this Agreement to BARRETT’s principle creditor for the purpose of securing Barrett’s credit facility (such principle creditor being MG Stratum Fund III, Limited Partnership as of the date of execution of this Agreement), provided that such principle creditor assumes all of BARRETT’s obligations under this Agreement.

Notwithstanding the foregoing provisions of Section 8.4, BARRETT and LORAL acknowledge and agree that, at LORAL’s request and with the agreement of BARRETT (such agreement not to be unreasonably withheld), LORAL may assign its rights and delegate its obligations regarding the provision of Gateway Service hereunder to a wholly-owned subsidiary of LORAL that is organized in Canada and that LORAL may assign its rights and delegate its obligations regarding the provision and lease of the Barrett Capacity hereunder to a wholly-owned subsidiary of LORAL that is organized in the United States. In the event that LORAL wishes to effect such assignments, BARRETT agrees to cooperate with LORAL and to enter into two separate agreements with such subsidiaries that will replace this Agreement provided that BARRETT is in no worse a position than it was immediately before such assignments.

8.5	Notices. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or by first class, prepaid, registered or certified mail, or sent by courier or by overnight delivery service, or, if receipt is confirmed, by fax:

Loral Space & Communications Inc.		Barrett Xplore Inc.
600 Third Avenue		Suite 100, 625 Cochrane Drive
New York, New York U.S.A. 10016		Markham, Ontario Canada L3R 9R9
Telephone: Fax: Attention:	(212) 338-5340 (212) 338-5320 Senior Vice President, General Counsel and Secretary	Telephone: Fax: Attention:	(905) 513-9757 (866) 376-6940 Vice President, General Counsel

Either Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section. All notices will be deemed to have been received on the date of delivery or on the third Business Day after mailing or the next Business Day, if sent by overnight courier, in accordance with this Section, except that any notice of a change of address will be effective only upon actual receipt.

8.6	Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the Party incurring such costs and expenses.

8.7	Governing Law.

(a)	This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York applicable therein.

(b)	Each of the Parties hereby: (i) irrevocably submits to the jurisdiction of any court of competent jurisdiction sitting in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement; (ii) irrevocably agrees that all claims in respect of any such suit, action or proceeding relating to this Agreement may be heard and determined in such court; (iii) irrevocably waives, to the fullest extent permitted by Law, any objection which it may have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum; and (iv) irrevocably agrees that a final judgement in any such action or proceeding shall be conclusive and may be enforced in any manner provided by Law.

(c)	Nothing in this Section shall affect the right of the Parties to serve process in any manner permitted by Law or, except as otherwise provided under Section 8.7(b), limit the right of a Party to bring proceedings against the other Party in the courts of any other jurisdiction.

(d)	Nothing in this Section shall constitute a waiver by either Party of any right to: (i) appeal any order or judgement referred to herein; (ii) seek any stay or reconsideration or review of any such order or judgement; or (iii) seek any stay of execution or levy pending any appeal from, or a suit, action or proceeding for reconsideration or review of, any such order or judgement.

8.8	Press Releases. No press release, announcement or disclosure to a third party concerning the transactions contemplated hereby will be made by any Party hereto without the prior written consent of the other Party hereto, except as such release, announcement or disclosure: (a) may be required by law or regulation, or the rules of any applicable securities exchange; (b) may be necessary to be made to a Party’s lenders for financing purposes provided that such lenders agree to maintain the confidentiality of any such disclosed information on customary and reasonable terms; or (c) is or becomes publicly known, other than as a consequence of a breach of this Agreement. Any proposed release to be made pursuant to the foregoing shall, unless not practicable in circumstances where a release is required by Law, first be provided to the non-releasing Party for review and comment. The releasing Party shall reasonably and in good faith consider comments made by the non-releasing Party.

8.8	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF each of the Parties hereto has duly executed this Agreement under the hands of its proper officers duly authorized in that behalf as of the day and year first above written.

BARRETT XPLORE INC.		LORAL SPACE & COMMUNICATIONS INC.
/s/ John Maduri		/s/ Michael B. Targoff
Name: Title:	John Maduri Chief Executive Officer	Name: Title:	Michael B. Targoff Chief Executive Officer

Schedule 1

Standard Terms and Conditions

A. GENERAL

1.	This Schedule contains the standard terms and conditions which are applicable to the Service.

B. PAYMENT

1.	Unless otherwise specified in the Agreement, non-recurring charges and any other amounts owing in connection with the Service and/or this Agreement shall be paid within thirty (30) Days of the billing date.

2.	All amounts owing by BARRETT shall be paid to the Payment Account by wire transfer in immediately available funds prior to 4:00 p.m. (New York time) on the payment date.

3.	Interest at a compound rate of 1.5% per Month (19.56% per annum), shall be charged on any overdue account both before and after judgment.

4.	Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made and considered to be due on the next succeeding Business Day.

C. EXCLUDED CHARGES

1.	The amounts due and payable to LORAL are exclusive of all federal, provincial, state and municipal taxes, fees, contributions and other charges directly related to the Service provided by LORAL. BARRETT shall be responsible for the payment of any such taxes, fees, contributions and for other charges imposed by any Governmental Entity in Canada or in the U.S.A. with respect to the Service or charges payable by BARRETT under the Agreement.

D.	FORCE MAJEURE

1.	Subject to Sections 2.4 and 4.10, a Party shall not be held liable or deemed to be in default of a provision of this Agreement during the period of any Force Majeure which prevents such Party from performing its obligations under such provision. Notwithstanding the foregoing, BARRETT shall pay for Service received but shall not be liable for any payment delays resulting from its inability to access, transfer or convey funds due to the Force Majeure (e.g., banks are closed due to Force Majeure). Each Party shall use reasonable commercial efforts to remedy or resolve any Force Majeure claimed by such Party to excuse its performance. Notwithstanding the foregoing or any provision to the contrary contained in the Agreement, in the event of a failure of the Satellite or Canadian Payload (other than a Fundamental Failure which shall be governed by Section 2.4 of the Agreement), the Service shall come to an end without any Party being liable to the other, except that BARRETT shall be liable for Service received, LORAL shall be liable for the Service provided up to the time of the failure, and LORAL shall refund to BARRETT an amount equal to all prepayments made under Section 4.3 that are attributable to Service that was to be provided after the date of the Satellite or Canadian Payload failure. For greater certainty, a Satellite Capacity Failure that does not result from a failure of the Satellite or the Canadian Payload shall be governed by Section 4.10(a) of the Agreement. The foregoing, however, is in no way intended to release the Parties from their obligations hereunder which by their nature would be intended to survive the termination of this Agreement or required to be performed prior to the termination date.

E.	TERMINATION

1.	BARRETT may, on twenty (20) Days prior written notice, terminate this Agreement if:

a)	LORAL fails to obtain and maintain the licenses and authorizations for which it is responsible pursuant to this Agreement (including without limitation the Canadian Landing Rights);

b)	LORAL breaches a material term or covenant of this Agreement and fails to cure such breach within ten (10) Days written notice by BARRETT of such breach, provided that in the event LORAL has undertaken the necessary steps to cure such breach, which cannot be reasonably cured within ten (10) Days, and is diligently pursuing the same, the period for such cure shall be extended to a maximum of thirty (30) Days in total;

c)	LORAL institutes or has instituted against it any proceeding (which is not dismissed or stayed within 30 days) seeking: (1) to adjudicate it bankrupt or insolvent; (2) any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Laws relating to bankruptcy, insolvency or reorganization or relief of debtors; or (3) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its assets; or

d)	LORAL takes any corporate action to authorize any of the foregoing actions in clause (c).

2.	In addition to any other termination rights contained in this Agreement, LORAL may, on twenty (20) Days prior written notice, terminate this Agreement if:

a)	BARRETT fails to pay any amounts due under this Agreement within five (5) Business Days of written notice from LORAL that payments are overdue;

b)	BARRETT breaches a material term or covenant of this Agreement (other than non-payment of amounts due hereunder) and fails to cure such breach within ten (10) Days written notice by LORAL of such breach, provided that in the event BARRETT has undertaken the necessary steps to cure such breach, which cannot be reasonably cured within ten (10) Days, and is diligently pursuing the same, the period for such cure shall be extended to a maximum of thirty (30) Days in total;

c)	BARRETT fails to obtain and maintain the licenses and authorizations for which it is responsible pursuant to this Agreement;

d)	BARRETT institutes or has instituted against it (and not dismissed or stayed within 30 days) any proceeding (which is not dismissed or stayed within 30 days) seeking: (1) to adjudicate it bankrupt or insolvent; (2) any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Laws relating to bankruptcy, insolvency or reorganization or relief of debtors; or (3) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its assets; or

e)	BARRETT takes any corporate action to authorize any of the foregoing actions in clause (d).

3.	Upon expiration of this Agreement or termination of this Agreement by either Party:

a)	BARRETT shall cease using all LORAL brands, logos, emblems, designs, names, trademarks or proprietary information; and

b)	BARRETT shall remove any and all equipment owned by it and installed at LORAL facilities used in relation to the Service.

F.	LIMITATION OF LIABILITY

1.	Except as expressly set forth in the Agreement, LORAL neither represents nor warrants that the Service will be capable of achieving any specific results for BARRETT or Users. BARRETT acknowledges that LORAL does not warrant uninterrupted or error free Service. BARRETT covenants and agrees that, except for such warranties or conditions which are expressly stipulated in this Agreement, any and all express or implied warranties or conditions with respect to the Service, the System, or any part thereof, their condition, durability or suitability for any particular use, including warranties or conditions of durability, merchantability or fitness for any particular purpose or use, whether expressed or implied by contract, tort (including negligence and strict liability), statute or other legal theory, are expressly excluded and disclaimed.

2.	Except as otherwise provided in Sections 2.4 and 4.10 of the Agreement, LORAL’s sole and exclusive liability for a failure or interruption of the Service and/or the System or any breach of this Agreement shall be the Outage Credits payable pursuant to Section 4.6 of this Agreement. Without limiting the generality of the foregoing, except for Sections 2.4 and 4.10 of the Agreement and the Outage Credits, LORAL shall have no liability under this Agreement for any losses, damages, expenses or injuries, whether under contract, tort (including without limitation, negligence and strict liability), by statue, other legal theory or otherwise, arising out of the performance, non-performance or improper performance by LORAL of this Agreement, the Service or the System or any acts or omissions associated herewith or therewith or out of the actions or omissions of LORAL or LORAL’s representatives, consultants or subcontractors in the procurement, review of the design and/or construction, testing and operation of the Service, the System, or any part thereof.

3.	Without prejudice to the Parties’ rights contained in Section I.2 of this Schedule 1, notwithstanding anything else contained in this Agreement (except Section F.11 of Schedule 1), LORAL shall not be liable directly or indirectly to BARRETT, any User or any third party for any amounts (including any such amounts claimed by third parties) representing indirect, special, exemplary, incidental, consequential or punitive damages, whether foreseeable or not, arising from the performance, non-performance or improper performance of this Agreement, the Service, the System, or any part thereof or any acts or omissions associated herewith or therewith or related to the use of any hardware, software or Service furnished hereunder, or occasioned by any defect in the Service, the System, or any part thereof, delay in delivery of the Service, failure of the System to perform or any other cause whatsoever, whether the basis of the liability is breach of contract, tort (including negligence and strict liability), statute or other legal theory.

4.	All rights, defences and immunities whatsoever available to LORAL shall also extend to LORAL’s shareholders, directors, officers, employees and agents acting in the course of or in connection with their employment or agency and, for the purpose of this Section F, LORAL shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all such persons.

5.	BARRETT shall use its reasonable commercial efforts when negotiating agreements with Users and other parties having a financial interest in the operation and use of the Service to obtain such party’s agreement to a limitation of liability equivalent to this Section F with respect to the other party; provided however, that BARRETT shall not have any liability to LORAL for its failure to obtain such limitations of liability.

6.	BARRETT shall indemnify and save harmless LORAL, its directors, officers, employees, and agents or any of them from and against:

a)	losses, damages, costs, expenses or liabilities arising as a result of claims, actions or proceedings alleging the infringement of any patent, trade-mark, copyright, or design, or unauthorized use of proprietary technical information in respect of the facilities of BARRETT, its agents or contractors, which are used in conjunction with the Service and/or the System;

b)	losses, damages, costs, expenses, liabilities and claims arising out of an act or omission of BARRETT’s shareholders, directors, officers, employees, agents, contractors, and/or Users in respect of the use of the Service and/or the System;

c)	any and all claims, costs, expenses, fines, penalties (including legal fees and expert witness fees), liabilities and damages of any nature, resulting from third party claims and arising from the content of any communications which are transmitted or received by BARRETT or Users using the Service and/or the System, including but not limited to breaches of defamation, copyright, passing off, unfair competition laws, or any communication transmitted in Canada that is “obscene” as defined by the Canadian Criminal Code; and

d)	any and all claims of any User relating to the provision of Service under this Agreement;

provided that in each case LORAL provides BARRETT with prompt written notice of any claim or action for which indemnification is sought. BARRETT shall be entitled to have control over the defence provided it (i) retains experienced legal counsel to conduct the defence of such claim, and (ii) defends the claim in a diligent and timely manner, failing which, LORAL shall be entitled to have control of the defence, acting reasonably, and indemnification by BARRETT for legal fees in accordance with this Section F.6. LORAL and BARRETT shall cooperate with each other with respect to the defence of the claim or action. Neither LORAL nor BARRETT shall settle or compromise any claim or action without the prior written consent of the other, such consent not to be unreasonably withheld.

7.	LORAL shall indemnify and save harmless BARRETT, its directors, officers, employees, and agents or any of them from and against:

a)	losses, damages, costs, expenses or liabilities arising as a result of claims, actions or proceedings alleging the infringement of any patent, trade-mark, copyright, or design, or unauthorized use of confidential or proprietary technical information which are used in conjunction with the Service and/or the System; and

b)	damage to any Barrett Gateway Equipment, and for injury to or death of any person, including employees or agents of BARRETT and any third parties, sustained while present in a Gateway, resulting from any willful misconduct or gross negligence of LORAL or its agents.

provided that in each case BARRETT provides LORAL with prompt written notice of any claim or action for which indemnification is sought. LORAL shall be entitled to have control over the defence provided it (i) retains experienced legal counsel to conduct the defence of such claim, and (ii) defends the claim in a diligent and timely manner, failing which, BARRETT shall be entitled to have control of the defence, acting reasonably, and indemnification by LORAL for legal fees in accordance with this Section F.7. BARRETT and LORAL shall cooperate with each other with respect to the defence of the claim or action. Neither BARRETT nor LORAL shall settle or compromise any claim or action without the prior written consent of the other, such consent not to be unreasonably withheld.

8.	Except with respect to BARRETT’s obligations contained in Section F.6 of this Schedule 1, and except as otherwise expressly provided for in this Agreement and without prejudice to the Parties’ rights contained in Section I.2 of this Schedule 1, BARRETT shall not be liable directly or indirectly to LORAL or any third party for any amounts (including any such amounts claimed by third parties) representing indirect, special, exemplary, incidental, consequential or punitive damages, whether foreseeable or not, arising from the performance, non-performance or improper performance of this Agreement, or any acts or omissions associated herewith or therewith or any other cause whatsoever, whether the basis of the liability is breach of contract, tort (including negligence and strict liability), statute or other legal theory.

9.	All rights, defences and immunities whatsoever available to BARRETT shall also extend to BARRETT’s shareholders, directors, officers, employees, Users and agents acting in the course of or in connection with their employment or agency and, for the purpose of this Section F, BARRETT shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all such persons.

10.	BARRETT and LORAL shall each procure and maintain in full force and effect, a comprehensive general liability insurance policy(ies) with blanket, contractual liability, non-owned auto liability, and completed operations liability insurance endorsements and cross-liability and severability of interests clauses covering both Parties against legal liability arising from bodily injury, death, personal injury or property damage or otherwise arising out of a Party’s performance of this Agreement. Such policy(ies) shall be written by responsible and reputable licensed insurance company(ies) with a combined single limit of $2,000,000 per occurrence. At the written request of a Party, the other shall furnish the requesting Party with a certificate(s) of such insurance.

11.	Notwithstanding any provision to the contrary contained in this Agreement (including this Section F), any limitation on the liability of a Party contained in this Agreement shall have no application to that Party if and to the extent that damages (whether direct or consequential) arise or result from that Party’s wilful misconduct.

G USE OF INFORMATION

1.	Disclosure of Information.

It is recognized that proprietary and/or confidential information may be disclosed by one Party to the other in the course of the activities contemplated by this Agreement and that the disclosing Party may desire to protect such information against unrestricted use or disclosure to others. It is further recognized that the Parties have executed a Non-Disclosure Agreement dated December 21, 2009 covering disclosure of information in connection with the execution and performance of this Agreement and any related agreements. The rights and obligations under such Non-Disclosure Agreement shall apply to all proprietary or confidential information disclosed in the implementation or performance of this Agreement. This Section shall survive the termination or expiration of this Agreement

2.	Trademarks.

Neither Party shall have or acquire any right, title or interest in the copyrights, trademarks, trade names or goodwill of the other Party except with the prior written consent of such other Party. Notwithstanding the foregoing, LORAL shall comply with all reasonable requests by BARRETT to use LORAL trademarks and logos in the promotional materials of BARRETT to identify the Service as a service provided by LORAL.

H.	INTENTIONALLY DELETED

I GENERAL TERMS AND CONDITIONS

1.	Non-Performance.

Any delay or omission by a Party in the enforcement of any provision of this Agreement shall not affect the right of such Party to thereafter enforce the same provision. Nor shall the waiver by a Party of any breach of this Agreement: (1) be taken or held to be binding by the other Party, unless such waiver is in writing; or (2) be taken or held to be a waiver of any future breach of the same provision or prejudice the enforcement of any other provision.

2.	Rights Cumulative.

All rights and remedies of each of the Parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable Law. The Parties agree that each of them shall have the right to seek to obtain specific performance and injunctive relief in order to prevent the other Parties from wilfully breaching their respective obligations under this Agreement or to seek to compel the other Party to perform their respective obligations under this Agreement.

3.	Joint Venture.

The provision of service by LORAL does not establish any joint undertaking, joint venture or partnership between LORAL and BARRETT.

4.	Time.

Time is of the essence under this Agreement. If the last Day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a Day that is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

5.	Further Actions.

The Parties will execute and deliver to the other, from time to time during the Term, for no additional consideration, such further certificates, instruments, records, documents, assurances or things as may reasonably be necessary to give full effect to this Agreement and to allow each Party fully to enjoy and exercise the rights accorded to it under this Agreement, if such requested further action will not impose any additional material expense or obligation on the Party from whom such further action is requested.

6.	Settlement of Disputes.

If any disagreement arises between the Parties as to the interpretation or construction of this Agreement or any of its terms or any other matter related to the operation of this Agreement (other than in relation to proprietary information), then either Party shall give written notice to the other Party by service upon the responsible Vice-President of the other Party of its objections and the reasons therefor. If such persons cannot resolve the issue within fifteen (15) Days, the positions of the Parties shall be forwarded to LORAL’s Chief Executive Officer and to BARRETT’s Chief Executive Officer for resolution. If a mutually satisfactory agreement cannot be reached by them within fifteen (15) Days of the dispute being referred to them, either Party may then commence such legal action or proceedings as it, in its sole discretion, may deem expedient.

7.	Severability.

Any Article, Section, Item or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes illegal, invalid or unenforceable shall be severed from this Agreement and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof or thereof.

8.	Legal Review

Each Party acknowledges that it and its legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable in the interpretation of this Agreement.

9.	Non-Solicitation

a)	Each Party acknowledges and agrees that it will not during the Term of this Agreement, directly or indirectly, solicit the employment of, employ or otherwise retain the services of any of another Party’s employees assigned to a substantial role in the performance of this Agreement without prior written approval of the other Party, provided that nothing shall prevent a Party employing any person who responds to a general solicitation for employees contained in any publication or advertising.

b)	Each Party agrees that the scope of its covenant in Section I.9(a) of this Schedule 1 is in all respects and, particularly, in respect of area, time and subject matter no more than reasonable to protect the other Party. Each Party also agrees that if any such limitation is found to be unreasonable by a court, then the Parties shall be bound by such reduced limitation as the court deems to be reasonable; provided that if the scope of this Section I.9 cannot be reduced to such extent that it would be enforceable, this Section I.9 will be severed from this Agreement and the remainder of this Agreement will continue in full force and effect.

—oo0oo—